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Exhibit 10.01

WELLPOINT HEALTH NETWORKS INC.
COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN

(As Amended Through September 1, 2002)

ARTICLE I

PURPOSE

        This Comprehensive Executive Non-Qualified Retirement Plan is designed to (1) restore to selected employees of WellPoint Health Networks Inc. and its affiliates certain benefits that cannot be provided under the WellPoint Health Networks Inc. tax-qualified plans, (2) provide additional opportunities for certain executives to defer compensation, and (3) aggregate under one document certain non-qualified executive deferred compensation plans of WellPoint Health Networks Inc. This Plan became effective for Compensation earned after December 31, 1997 and was further amended and restated effective January 1, 2000 and February 1, 2001. The Plan serves as the successor non-qualified plan to the Company's Supplemental Pension Plan of Blue Cross of California and the Deferred Compensation Plan of Blue Cross of California (the "Previous Plans").

        This Plan is intended to be a plan that is unfunded and that is maintained by WellPoint Health Networks Inc. primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA").

ARTICLE II

DEFINITIONS

        In this Plan, the following terms have the meanings indicated below:

        2.01    "Account"    means amounts credited to a Participant under Articles III, IV and V of the Plan, as adjusted for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with Article VIII. To the extent it considers necessary or appropriate, the Committee or its delegate shall maintain a separate subaccount for each type of supplemental deferral or contribution under the Plan or shall otherwise provide a means for determining that portion of an Account attributable to each type.

        2.02    "Actuarial Equivalent"    means an actuarial equivalent form of benefit, using the actuarial assumptions used by the Pension Plan for similar computations.

        2.03    "Affiliate"    means an entity other than the Company whose employees participate in the WellPoint Health Networks Inc. retirement tax-qualified plans or whose employees are authorized to participate in this Plan by the Committee.

        2.04    "Base Salary"    means the base salary received by a Participant from the Company or any of its subsidiaries or affiliates during the Plan Year, including employee salary deferrals under this Plan and the Savings Plan. Such base salary excludes commissions, bonuses, overtime, living or other allowances, contributions by the Company under this Plan or any other employee benefit plan of the Company, or other extra, incentive, premium, contingent, supplemental or additional compensation, all as defined by the Company.

        2.05    "Basic Salary Deferral"    means a Participant's deferral of a portion of his or her Base Salary pursuant to the terms of this Plan.

        2.06    "Beneficiary"    means the person or persons, natural or otherwise, designated in writing, to receive a Participant's vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant's Beneficiary designation will be made in writing pursuant to such procedures as the Committee may establish and delivered to the Committee before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee will establish. If the Committee has not received a Participant's Beneficiary designation before the Participant's death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant's vested Account will be distributed to the Participant's estate.

        2.07    "Bonus"    means an amount awarded to an Eligible Employee under the management bonus incentive program maintained by the Company or an Affiliate thereof.

        2.08    "Code"    means the Internal Revenue Code of 1986, as amended.

        2.09    "Committee"    means the WellPoint Health Networks Inc. Benefits Administration Committee, as constituted from time to time, provided that with respect to transactions that involve Participants who are subject to Section 16(b) of the Securities Exchange Act of 1934 and that would otherwise be deemed a "purchase" or "sale" for purposes of that section, the Committee shall consist of the Compensation Committee of the Board of Directors of the Company or a subcommittee of two or more members thereof. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

        2.10    "Company"    means WellPoint Health Networks Inc.

        2.11    "Company Stock"    means common stock of the Company.

        2.12    "Compensation"    means compensation as defined in the Savings Program, as constituted from time to time.

        2.13    "Eligible Employee"    means an (i) each officer of the Company or of an Affiliate at the level of Vice President or above whose combined salary (for benefit calculation purposes) and target bonus is in excess of $125,000 per annum ("Officer Participant"), (ii) each Staff Vice President, Regional Vice President, and each individual holding an equivalent-level position with the Company or an Affiliate, as determined by Committee expressly for this purpose, provided in each case that such individual's combined salary (for benefit calculation purposes) and target bonus exceeds $125,000 per annum and (iii) solely for purposes of eligibility for benefits under Article III and Article IV of the Plan, each other employee of the Company or an Affiliate whose compensation that is otherwise eligible for deferral under the Savings Program (without regard to the Code's dollar limit on 401(k) deferrals) exceeds the compensation limit imposed by Section 401(a)(17) of the Code; provided that in each case in (i), (ii) and (iii) above that such individual has been selected by the Committee for Plan participation. An individual will automatically cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to qualify under the preceding sentence, (ii) the date specified by the Committee for such cessation or (iii) the date the Plan is terminated. In addition, the Committee may, in its sole discretion, place further requirements and/or limitations on an Eligible Employee's participation in any portion of the Plan.

        2.14    "Matching Contribution"    means a matching contribution pursuant to the Savings Program of WellPoint Health Networks Inc.

        2.15    "Officer Benefit Credit"    means the benefit attributable to a car allowance payable to a Participant that is a participant in the WellPoint Health Networks Inc. Officers Supplemental Benefits Program.

        2.16    "Participant"    means a current or former Eligible Employee who retains an Account.

        2.17    "Pension Benefit"    means the benefit payable to a Participant under the Pension Plan.

        2.18    "Pension Plan"    means the WellPoint Health Networks Inc. Pension Accumulation Plan, as amended from time to time, and any predecessor qualified pension plan maintained by the Company or its predecessors.

        2.19    "Plan"    means this WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan, as amended from time to time.

        2.20    "Plan Year"    means the calendar year.

        2.21    "Savings Program"    means the 401(k) Retirement Savings Program (formerly known as the Salary Deferral Savings Program) of WellPoint Health Networks Inc., as amended from time to time.

        2.22    "Supplemental Salary Deferral"    means a Participant's deferral of an additional portion of his or her salary pursuant to the Savings Program.

        2.23    "Special Deferred Compensation Arrangement"    means any deferred compensation arrangement entered into between an Eligible Employee and the Company, or an Affiliate thereof, which is approved by the Committee or its delegate.

        2.24    "Termination of Employment"    means termination of employment (including retirement) with the Company and all Affiliates, other than by reason of death.

ARTICLE III

SUPPLEMENTAL SAVINGS PROGRAM DEFERRALS

        3.01    Supplemental Salary Deferrals.

          (a)    Elections.    In order to be eligible for Supplemental Salary Deferrals for a Plan Year, an Eligible Employee must make an election to make Supplemental Salary Deferrals for such Plan Year. Such election generally must be made before the calendar year in which the Compensation is earned. However, if an individual first becomes an Eligible Employee during a Plan Year, an Eligible Employee may elect, within 30 days after he or she is first notified that he or she is eligible to participate in the Plan, to elect Supplemental Salary Deferrals with respect to Compensation for services performed after the election. Elections will remain in effect for one Plan Year or, if the Committee so permits, all subsequent Plan Years during which the individual remains an Eligible Employee.

          (b)    Suspension.    A Participant may suspend his or her Supplemental Salary Deferral election pursuant to procedures established by the Committee. A Participant who does so suspend may not again elect Supplemental Salary Deferrals until the Plan Year that begins at least 12 months following the suspension.

          (c)    Late Election.    If an Eligible Employee does not make a timely election for a Plan Year, no Supplemental Salary Deferrals will be made under the Plan on behalf of that Eligible Employee with regard to that election for that Plan Year.

          (d)    Amount.    An Eligible Employee may elect to defer for each payroll period a percentage (not to exceed 6%) of the following Compensation that is not eligible for both deferral and matching under the Savings Program, as follows:

    (i)
    Compensation payable after the Eligible Employee has made the maximum salary deferrals permitted under the Savings Program for the Plan Year by reason of Code

      Section 401(g)(1) or, if earlier, when the Eligible Employee's Compensation exceeds the limit established by Code Section 401(a)(17).

    (ii)
    With respect to an Officer Participant only, Compensation payable before the Eligible Employee becomes eligible for matching contributions under the Savings Program.

          (e)    Crediting.    Supplemental Salary Deferrals will be credited to Eligible Employees' Accounts as of the date that the salary deferrals to which the supplements relate would otherwise have been credited to the Savings Program.

        3.02    Supplemental Matching Contributions.

          (a)    Amount.    The amount of an Eligible Employee's Supplemental Matching Contribution for each payroll period will be equal to seventy-five percent (75%) (or, if different, the percentage rate of matching contributions under the Savings Program) of the Eligible Employee's Supplemental Salary Deferral, if any, for that payroll period.

          (b)    Crediting.    Supplemental Matching Contributions will be credited to Eligible Employees' Accounts as soon as practicable after the payroll period to which they relate.

ARTICLE IV

SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS

        4.01    Supplemental Pension Benefit Contributions.

          (a)    Amount.    The amount of an Eligible Employee's Supplemental Pension Benefit Contribution for a Plan Year will be equal to the Actuarial Equivalent of the amount by which that Eligible Employee's Pension Benefit under the Pension Plan for that Plan Year was reduced as a result of Code Sections 401(a)(17) and/or 415.

          (b)    Crediting.    Supplemental Pension Benefit Contributions will be credited to Eligible Employees' Accounts as of the date that the Pension Benefit to which such Supplemental Pension Benefit Contributions relate would otherwise have been credited under the Pension Plan.

ARTICLE V

BASIC SALARY, BONUS AND OFFICER SUPPLEMENTAL
BENEFITS CREDIT DEFERRALS

        5.01    Basic Salary, Bonus and Officer Benefit Credit Deferrals.

          (a)    Deferral.    In order to be eligible for Basic Salary, Bonus and/or Officer Benefit Credit Deferrals for a Plan Year, an Eligible Employee must make an election for such Plan Year. Such election generally must be made before the calendar year in which the Compensation is earned. However, if an individual first becomes an Eligible Employee during a Plan Year, an Eligible Employee may elect, within 30 days after he or she is first notified that he or she is eligible to participate in the Plan, to elect Basic Salary, Bonus and/or Officer Benefit Credit Deferrals with respect to Salary, Bonuses and/or Officer Benefit Credit for services performed after the election. Elections will remain in effect for one Plan Year or, if the Committee so permits, all subsequent Plan Years during which the individual remains an Eligible Employee. In addition, the Committee may authorize a separate election with respect to one or more types or specific items of compensation and may authorize later elections if it determines, in its sole discretion, that special circumstances so warrant. In the case of that portion, if any, of a Bonus payable for any fiscal year of the Company that would otherwise be payable in the form of restricted stock or share rights relating to Company Stock, an election may be made at any time before such bonus would otherwise have been granted.

          (b)    Suspension.    A Participant may suspend his or her ongoing Basic Salary, Bonus and Officer Benefit Credit Deferrals election during a year pursuant to procedures established by the Committee. A Participant who does so suspend may not again elect Basic Salary, Bonus or Officer Benefit Credit Deferrals until the Plan Year that begins at least 12 months following the suspension, except to the extent that the Committee shall specify otherwise or shall specify a different period of suspension, which may differ based on the nature of the compensation with respect to which the suspension applies. However, a Participant may limit his or her suspension to deferral of Base Salary and Officer Benefit Credits, in which case the suspension is limited to future deferrals of Base Salary and Officer Benefit Credits. In addition, a Participant may limit his or her suspension to Bonuses, provided that any suspension for a Bonus payable for a calendar year must be made before October 1 of that year and the suspension will apply to the Bonus payable for that year and the following year.

          (c)    Late Election.    If an Eligible Employee does not make a timely election, no Basic Salary, Bonus or Officer Benefit Credit Deferrals will be made under the Plan on behalf of that Eligible Employee with regard to that election for that Plan Year.

          (d)    Amount.    The amount of an Eligible Employee's Basic Salary, Bonus and Officer Benefit Credit Deferrals for a Plan Year must be (i) any whole percentage or whole dollar amount of the Participant's Base Salary (not exceeding 60% of Base Salary), (ii) any whole percentage or whole dollar amount of the cash portion of the Participant's Bonus and/or (iii) the Participant's Officer Benefit Credit attributable to a car allowance. However, the Committee may adopt procedures permitting separate elections for one or more items of compensation and the ratable processing of deferrals of Base Salary during the Plan Year. A separate election is permitted with respect to that portion, if any, of a Bonus payable for any fiscal year of the Company that would otherwise be payable in the form of restricted stock or share rights relating to Company Stock.

          (e)    Crediting.    Basic Salary, Bonus and Officer Benefit Credit Deferrals will be credited to Eligible Employees' Accounts as of the date that the deferred Salary, Bonus or Officer Benefit Credit would otherwise have been paid.

ARTICLE VI

EARNINGS

        6.01    Investment Funds.    Amounts credited to a Participant's Account under the Plan shall be credited with earnings, at periodic intervals determined by the Committee, at a rate equal to the actual rate of return for such period of an investment fund or funds or index or indices selected by that Member from a range of investment vehicles authorized by the Committee. The rate of return on investment vehicles shall be tracked solely for the purpose of computing the amount of benefits payable to Members under the Plan. The Company shall not be obligated to make any actual investment. It is intended that, unless otherwise determined by the Committee, the applicable investment funds shall be the same as those offered under the Savings Plan. However, the Committee may provide that if a Bonus (or other specific item of compensation) for which a deferral election is made would have been payable in shares of restricted stock or share rights relating to Company Stock if not deferred, then it shall be accounted for either as the same number of deferred shares of Company Stock or as invested in the Company Stock fund maintained under the Plan for all or a portion of the period of deferral of such compensation. Unless the Committee determines otherwise, any deferral attributable to a Bonus otherwise payable in the form of restricted stock or share rights relating to Company Stock shall be deemed to be invested in the Company Stock fund under the Plan until such amount vest, after which the Participant may direct its investments as provided above.

ARTICLE VII

VESTING

        Participants will be 100% vested in that portion of their Accounts attributable to: (i) Supplemental Savings Program Deferrals and/or Contributions and (ii) any Basic Salary, Bonus and/or Officer Benefit Credit Deferrals pursuant to Article V, unless an item of compensation deferred under the Plan would have been subject to additional vesting requirements if not deferred, in which case that portion of a Participant's Accounts attributable to such item shall be subject to such additional vesting requirements. Participants will vest in that portion of their Accounts attributable to Supplemental Pension Plan Contributions and Supplemental Special Deferred Compensation Arrangements in the same manner that they vest in Pension Benefits and/or benefits under any Special Deferred Compensation Arrangement.

ARTICLE VIII

DISTRIBUTIONS

        8.01    Distribution of Benefits.    Eligible Employees must elect the manner in which their vested Accounts will be paid out by following the procedures described below and by satisfying such additional requirements as the Committee may determine.

          (a)    Elections.    When an Eligible Employee first confirms his or her initial participation in the Plan, the Eligible Employee must elect, in writing, which of the distribution options described below will govern payment of the Eligible Employee's vested Account; provided that the Committee may authorized a separate election with respect to one or more items of compensation. Pursuant to a one-time election made upon confirmation of participation in the Plan, the portion of a Participant's vested Account consisting of Compensation contributed before December 31, 1997, and the earnings thereon, shall be distributed either (i) in accordance with the distribution elections made under the Previous Plans or (ii) in conformance with the distribution elections made under the current Plan.

          (b)    Timing.    A Participant may elect to have the vested portion of his or her Account (or designed portion thereof if authorized by the Committee) distributed, based on the Participant's election under (a) above, within the 30 - 60 day period following one of the following distribution events: (i) the date of the Participant's Termination of Employment, (ii) the date of the Participant's Death, (iii) the date, if any, specified by the Participant in his or her election or (iv) the earliest of any (i), (ii) or (iii) above elected by the Participant. Under option (iii), above, the date specified must be at least 12 months from the date of initial election to defer and in no event later than the Participant's 65th birthday.

          (c)    Form.    The vested portion of a Participant's Account will be distributed, based on the Participant's election under (a) above, in one of the following forms: (i) a lump sum, (ii) a series of annual installments, not in excess of fifteen (15) or (iii) a distribution schedule specified by the Participant and approved by the Committee. The amount of each installment will be the amount, if any, specified by the Participant or the remaining balance of the Participant's vested Account divided by the number of installments remaining (including the installment to be made). Distributions from a Participant's Accounts shall be made in cash except that, to the extent that such Accounts are attributable to compensation deferred in the form of Company Stock, the Committee may authorize that the portion of such Accounts so attributable shall be paid in shares of Company Stock.

          (d)    Subsequent Elections.    A Participant may change a distribution election with respect to his or her vested Account by submitting the change to the Committee, in writing, at least twelve (12) months before the Participant was originally to receive such a distribution. The subsequent election will be valid only if the distribution does in fact occur more than twelve (12) months after the date of such subsequent election.

          (e)    Default.    If, upon a Participant's Termination of Employment, the Committee does not have a proper distribution election on file for that Participant, the vested portion of that Participant's Account will be distributed to the Participant in one lump sum within the 30 - 60 day period after the Participant's Termination of Employment.

        8.02    Death.    If a Participant dies with a vested amount in his or her Account, whether or not the Participant was receiving payouts from that Account at the time of his or her death, the Participant's Beneficiary will receive the vested amount in the Participant's Account, in accordance with the time and form of distribution set forth in (b) and (c) above.

        8.03    Accelerated Distributions.    Pursuant to the following restrictions, a Participant may accelerate the timing and form of distribution:

          (a)    Hardship Withdrawal.    If a Participant has an immediate and heavy financial need (as defined by the Savings Program) and has no other resources reasonably available to meet this need (as defined by the Savings Program), the Participant may request a hardship withdrawal. The total hardship withdrawal must be approved by the Committee, and shall be limited to the amount necessary to meet the financial need, and in no event may such amount exceed the vested portion of the Participant's Account attributable to Basic Salary and Supplemental Salary Deferrals.

          (b)    Forfeiture.    Absent a demonstration of immediate and heavy financial need described above in paragraph (a), a Participant may elect to receive 85% of his or her entire vested Account in an early distribution at any time upon 30 days written request, in which case the remaining fifteen percent (15%) of the Participant's entire vested Account shall be permanently forfeited. A Participant electing to receive a forfeiture distribution may not again participate in the Plan until the Plan Year that is at least 12 months following the Plan Year in which such distribution occurred.

        8.04    Withholding.    The Company will deduct from Plan payouts, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any supplemental deferral or contribution that would otherwise be made under this Plan on behalf of a Participant to satisfy the Participant's tax withholding liabilities.

ARTICLE IX

MISCELLANEOUS DEFERRED COMPENSATION

        9.01    Special Deferred Compensation Arrangements.

          (a)    General.    In the event that an Eligible Employee enters into a separate arrangement with the Company or an Affiliate for the payment of nonqualified deferred compensation or the Company authorizes the deferral of additional types of compensation arrangements (including but not limited to severance payments, special bonuses, bonuses or other compensation earned with a predecessor company, etc.), payment of such compensation shall be made through this Plan, unless expressly specified otherwise under such arrangement.

          (b)    Defined Contribution Arrangements.    If the special arrangement is in the nature of a defined contribution arrangement, the deferred amount will be credited to Eligible Employees' Account when such amounts would otherwise have been paid or when specified under the arrangement. Amounts so credited to the Eligible Employee's Account will be credited with earnings and, to the extent vested under the special arrangement, shall become distributed in accordance with the terms of the Plan, except to the extent specified under the special arrangement.

          (c)    Defined Benefit Arrangements.    If the special arrangement is in the nature of a defined benefit arrangement, the benefit shall be payable hereunder if, at the time and in the form specified in the arrangement.

ARTICLE X

MISCELLANEOUS

        10.01    Limitation of Rights.    Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.

        10.02    Claims Procedure.    If a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days for receipt of the request for review.

        10.03    Indemnification.    The Company and the Affiliates will indemnify and hold harmless the Directors, the members of the Committee, and employees of the Company and the Affiliates who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company and the Affiliates shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

        10.04    Assignment.    To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

        10.05    Inability to Locate Recipient.    If a benefit under the Plan remains unpaid for two years from the date it becomes payable, solely by reason of the inability of the Committee to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

        10.06    Amendment and Termination.    The Company's Board of Directors may, at any time, amend or terminate the Plan. In addition, the Committee may amend the Plan (other than this Section 10.06), provided that no such amendment may cause any substantial increase in cost to the Company or to any Affiliate. Any amendment must be made in writing; no oral amendment will be effective. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant's Beneficiary), adversely affect the Participant's or the Beneficiary's rights and obligations under the Plan with respect to amounts already credited to a Participant's Account. Notwithstanding the foregoing, if the Plan is terminated, the Company's Board of Directors may determine that all Accounts will be paid out as soon as practicable thereafter in single sum payments.

        10.07    Applicable Law.    To the extent not governed by Federal law, the laws of the State of California govern the Plan. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

        10.08    No Funding.    The Plan constitutes a mere promise by the Company and the Affiliates to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and the Affiliates. Except to the extent provided below in Section 10.09, Plan benefits will be paid from the general assets of the Company and the Affiliates and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or the Affiliates. In all events, it is the intention of the Company, all Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

        10.09    Trust.    Except to the extent the Committee determines otherwise before a benefit is credited under the Plan, Plan benefits will be paid from the assets of a grantor trust (the "Trust") established by the Company to assist it in meeting its obligations and, to the extent that such assets are not sufficient, by the Company. The Trust shall conform to the terms of the Internal Revenue Service Model Trust as described in Internal Revenue Service Procedure 92-64.

        IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Plan to be executed by its duly authorized representative as of the date indicated above.

/s/ LEONARD D. SCHAEFFER Chairman and Chief Executive Officer

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  Exhibit 10.01
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III SUPPLEMENTAL SAVINGS PROGRAM DEFERRALS
ARTICLE IV SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS
ARTICLE V BASIC SALARY, BONUS AND OFFICER SUPPLEMENTAL BENEFITS CREDIT DEFERRALS
ARTICLE VI EARNINGS
ARTICLE VII VESTING
ARTICLE VIII DISTRIBUTIONS
ARTICLE IX MISCELLANEOUS DEFERRED COMPENSATION
ARTICLE X MISCELLANEOUS